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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Developers Diversified Realty Corporation of our report dated March 12, 2004, except for Note 16, as to which the date is June 22, 2004, relating to the financial statements, which appears in the Developers Diversified Realty Corporation's Current Report on Form 8-K dated June 22, 2004. We also consent to the incorporation by reference of our report dated March 12, 2004 relating to the financial statement schedules, which appears in the Developers Diversified Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
June 29, 2004